Exhibit 99.1

                  Rogers Corporation Reports Second
                           Quarter Results


    ROGERS, Conn.--(BUSINESS WIRE)--Aug. 6, 2007--Rogers Corporation (NYSE:ROG) today announced that for the second fiscal quarter of 2007, the Company lost $0.26 per diluted share, compared to earnings of $0.23 per diluted share in the second quarter of 2006. This year's second quarter loss included restructuring charges of $12.9 million or $0.47 per diluted share. In the second quarter of 2006, the Company recognized impairment charges of $11.3 million or $0.52 per diluted share. Excluding these charges, non-GAAP net income for the second quarter was $0.21 per diluted share, slightly above the revised guidance provided on June 27, 2007, compared to non-GAAP net income of $0.75 per diluted share for the second quarter of 2006. A reconciliation of GAAP to non-GAAP earnings for the second quarter of 2007 and 2006 is included at the end of this release.

    Net sales in this year's second quarter were $99.0 million, compared to $104.8 million in the second quarter of 2006. This is slightly above the Company's June 27, 2007 revised guidance of $95 to $97 million.

    On June 27th, the Company reported it might incur restructuring and impairment charges as a result of a change in business conditions and future outlook associated with two of the Company's product lines. After careful evaluation, the Company determined that the initiatives taken in the second quarter of 2007 did not result in impairment charges; however it did incur restructuring charges of $12.9 million or $8.0 million net of taxes. Of the $12.9 million, approximately $7.1 million is attributable to the Durel Division of the Custom Electrical Components reportable segment and approximately $2.7 million is related to the Flexible Circuit Materials portion of the Printed Circuit Materials reporting segment. The remainder of the charges of approximately $3.1 million primarily relate to severance associated with the company-wide work force reductions. As a result of these restructuring activities, the Company also expects to incur additional charges of approximately $2.7 million spread over the next three quarters.

    Robert D. Wachob, Rogers' President and CEO commented; "By the end of the second quarter, all production for Durel electroluminescent
(EL) lamps for the portable communications market was in China. By the end of this year we expect to have substantially all EL, including our automotive lamp production, in China. This change in production locations will significantly reduce our cost structure and we anticipate a return to profitability in the Custom Electrical Components segment in 2008. On the flexible materials side, we are currently evaluating our strategic options for this business going forward."

    Printed Circuit Materials

    Sales of Printed Circuit Materials totaled $33.5 million, down 6.7% from the second quarter of 2006. The downturn in sales is attributed to a softening in the portable communication and hard disk drive markets and by the imposition of new export licensing regulatory requirements for the Company's flexible cover film and bond ply materials. This licensing issue, which for the most part has been resolved, prevented the Company from shipping those specific materials during most of the second quarter. However, sales into communications infrastructure and satellite TV dish markets continue to gain momentum. Also, the Company expects to benefit from the recent direct broadcast industry addition of newer High Definition (HD) TV satellites, which will expand HD channel offerings to consumers. This market development will require consumers to upgrade their satellite dishes, a high percentage of which we believe use the Company's materials. In addition, Rogers' advanced circuit materials are well positioned in next generation cellular infrastructure systems, commonly referred to as "3G", which provide broadband access to wireless subscribers.

    Custom Electrical Components

    Custom Electrical Components sales for the quarter were $28.5 million, compared to $30.5 million for last year's second quarter. The sales decline was attributed to the beginning of an end of life cycle for one program in the portable communications market driving reduced volumes and pricing. This negative sales trend was partially offset by significant growth in the locomotive market serviced with our power distribution products. Due to the dramatic reduction in demand experienced for EL lamps in the portable communications market, the Company expects lower production rates as we reduce inventories of these products for the remainder of the year, resulting in unfavorable operating variances. This change, along with a significant drop in selling prices on some programs, will adversely impact profits for this product line for the remainder of the year.

    Driven by demand in Asia, the Company continues to see future growth in the power distribution systems market, with record sales again this quarter. The Company's Suzhou, China Campus is well positioned to service this growing demand.

    High Performance Foams

    High Performance Foams quarterly sales were $25.0 million, down $1.1 million or 4.1% from the second quarter of last year. The decline is primarily due to shifting production for one customer to the Company's joint venture in China. Excluding this event, the Company has experienced and foresees additional growth in this segment. The Company launched two unique new foam products during the quarter, bringing the total of significant new foam products introduced this year to three. Among these new products is the thinnest, most compressible foam ever provided to the consumer electronics market, which continues to trend toward thinner, smaller devices packed with more delicate components. This new product has already been specified into a number of new portable electronic devices entering production in the third quarter. The other new foam products will allow the Company to expand its presence in the printing and healthcare industries. Given the anticipated growth, the Company is adding a new polyurethane foam line in its Suzhou facility that will be combined with its China foams joint venture to maximize leverage. This line is close to completion and will be finalizing qualifications through the second half of this year.

    Joint Ventures

    Rogers' 50% owned joint ventures had quarterly sales totaling
$26.2 million compared to $23.9 million in the second quarter of 2006. The increase is primarily attributed to increased sales from our high performance foams joint ventures.

    Second quarter 2007 GAAP gross margin was 16.4%. Excluding the effect of the restructuring charges, non-GAAP gross margin was 25.5% as compared to 32.4% in the prior year and 30.4% in the first quarter. The softer gross margin, excluding the restructuring charges, was driven from lower sales volumes in all segments and pricing pressure in the Custom Electrical Components and Printed Circuit Materials segments.

    Rogers' balance sheet ended the quarter with a cash and short-term investment balance of $64.1 million. Capital expenditures were approximately $9.0 million for the second quarter and $16.7 million year-to-date; total expenditures for the year are expected to be in the range of $30 to $35 million. During the second quarter the Company bought back approximately 242,000 shares for $10.0 million. To date the Company has repurchased approximately 529,000 shares for $23.9 million under its current buyback program which authorizes a total buyback of up to $50 million depending on market and business circumstances, and the Company expects to continue repurchasing shares.

    During the second quarter the Company experienced a favorable tax rate due to the effect of the restructuring charges and due to overall softening of income projections. The Company expects its annualized tax rate, excluding the effects of the restructuring charges, for the year to be 26%.

    Mr. Wachob, continued "During the second quarter we were faced with the need to better align our resources with our revenues, based on the sudden changes that impacted our Durel and flexible circuit materials businesses. During the quarter, we aggressively addressed the rapid sales decline in two of our businesses and are now positioned to move the Company forward and sequentially become more profitable during the remainder of the year. We expect to see immediate results but the full benefit of our restructuring actions will not occur until 2008. The Company is firmly focused on growing its businesses and we remain excited about the many new potential opportunities that are in the pipeline. In the first half of the year we launched seven new products with potential fifth year sales of approximately $120 million. In addition, we are actively developing over twenty new products. In the short term, we expect continued softening in the portable communications market with commensurate pricing pressure, mitigated in part by continued strength in our transportation and communications infrastructure markets. We will be working diligently in the third quarter to make the restructuring initiatives we have kicked off a reality. Although difficult to project given the dynamics and recent volatility, our current third quarter forecast is for sales of $94 to $97 million with diluted non-GAAP earnings per share of $0.32 to $0.35 before approximately $1.5 million pretax expense of the related restructuring charges.

    Rogers Corporation (NYSE:ROG), headquartered in Rogers, CT, is a global technology leader in the development and manufacture of high performance, specialty-material-based products for a variety of applications in diverse markets including: portable communications, communications infrastructure, computer and office equipment, consumer products, ground transportation, aerospace and defense. Rogers operates manufacturing facilities in the United States (Arizona, Connecticut, and Illinois), Europe (Ghent, Belgium) and Asia (Suzhou, China). In Asia the company maintains sales offices in Japan, China, Taiwan, Korea and Singapore. Rogers has joint ventures in Japan and China with INOAC Corporation, in Taiwan with Chang Chun Plastics and in the U.S. with Mitsui Chemicals. The world runs better with Rogers.
(R) www.rogerscorporation.com.

    Safe Harbor Statement

    Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2006 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of August 6, 2007 and Rogers undertakes no duty to update this information unless required by law.

       Additional Information and August 7, 2007 Conference Call

    For more information, please contact the Company directly, visit Rogers' website on the Internet, or send a message by email.

    Website Address: http://www.rogerscorporation.com

    Financial News Contact: Dennis M. Loughran, Vice President Finance and Chief Financial Officer, Phone: 860-779-5508, FAX: 860-779-4714

    Investor Contact: William J. Tryon, Manager of Investor and Public
Relations

    Phone: 860-779-4037, FAX: 860-779-5509

    Email: william.tryon@rogerscorporation.com

    A conference call to discuss second quarter results will be held on Tuesday, August 7, at 9:00AM (Eastern Time).

    The Rogers participants in the conference call will be:

    Robert D. Wachob, President and CEO

    Dennis M. Loughran, Vice President, Finance and CFO

    Robert C. Daigle, Vice President, Research and Development and Chief Technology Officer

    Robert M. Soffer, Vice President, Treasurer and Secretary

    Debra J. Granger, Vice President, Corporate Compliance and
Controls

    Paul B. Middleton, Corporate Controller

    William J. Tryon, Manager of Investor and Public Relations

    A Q&A session will immediately follow management's comments.

    To participate in the conference call, please call:



            1-800-574-8929      Toll-free in the United States
            1-706-634-1907      Internationally
            There is no passcode for the live teleconference.


    For playback access, please call: 1-800-642-1687 in the United States and 1-706-645-9291 internationally through 11:59PM (Eastern
Time), Tuesday, August 7, 2007. The passcode for the audio replay is 10970816.

    The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers
Corporation website at www.rogerscorporation.com. Replay of the archived webcast will be available on the Rogers website beginning two hours following the webcast.

                     (Financial Statements Follow)



                                  Three Months Ended Six Months Ended
(IN THOUSANDS, EXCEPT PER SHARE    July 1,  July 2,  July 1,  July 2,
 AMOUNTS)                           2007      2006     2007     2006
------------------------------------------- -------- -------- --------
Net Sales                           $98,990 $104,781 $214,836 $207,913
Costs and Expenses:
  Cost of Sales(a)                   82,805   70,784  163,453  137,629
  Selling and Administrative(b)      17,568   14,244   36,859   31,629
  Research and Development            6,043    6,009   11,731   11,970
   Restructuring and Impairment       3,082   11,272    3,082   11,272
Charges(c)
                                  --------- -------- -------- --------
Total Costs and Expenses(d)         109,498  102,309  215,125  192,500
                                  --------- -------- -------- --------
Operating (Loss) Income            (10,508)    2,472    (289)   15,413
  Other Income less Other Charges     1,659    2,578    3,514    5,451
  Interest Income, Net                  460      629      885      979
                                  --------- -------- -------- --------
Income (Loss) Before Taxes          (8,389)    5,679    4,110   21,843
  Income Tax (Benefit) Expense      (4,059)    1,682  (1,071)    5,238
                                  --------- -------- -------- --------
Net (Loss) Income                  $(4,330)   $3,997   $5,181  $16,605
                                  --------- -------- -------- --------
Net (Loss) Income Per Share:
  Basic                             $(0.26)    $0.24    $0.31    $1.00
  Diluted                           $(0.26)    $0.23    $0.29    $0.97
Shares Used in Computing:
  Basic                              16,562   16,773   16,698   16,630
  Diluted                            16,562   17,224   17,584   17,094


    (a) Second quarter 2007 includes $9.0 million of restructuring charges related to increased inventory reserves and accelerated depreciation of production equipment recorded in the Custom Electrical Components and Printed Circuit Materials segments.

    (b) Second quarter 2007 includes a $0.8 million restructuring charge related to the accelerated expense recognition of a prepaid license agreement recorded in the Custom Electrical Components segment.

    (c) Second quarter 2007 includes a $2.6 million charge related to severance associated with the company-wide work force reductions and a $0.5 million related to the impairment of goodwill for the composite materials operating segment. Second quarter 2006 includes an $11.3 million charge related to the impairment of goodwill for the polyolefin foams and the polyester based laminate materials operating segments.

    (d) Includes Depreciation and Amortization of: 2007 - $7.8 million and $13.2 million; 2006 - $4.0 million and $9.4 million.



Consolidated Balance Sheets
(IN THOUSANDS)                                    July 1, December 31,
                                                   2007       2006
------------------------------------------------ -------- ------------
Assets
  Current Assets:
    Cash and Cash Equivalents                    $ 26,226     $ 13,638
    Short-term Investments                         37,850       68,185
    Accounts Receivable, Net                       64,829       86,311
    Accounts Receivable - Joint Ventures            3,208        5,437
    Accounts Receivable - Other                     2,313        3,552
    Note Receivable, Current                        2,100        2,100
    Inventories                                    68,324       70,242
    Current Deferred Income Taxes                  13,156       15,430
    Asbestos-Related Insurance Receivables          4,244        4,244
    Other Current Assets                            5,806        3,415
                                                 -------- ------------
      Total Current Assets                        228,056      272,554
                                                 -------- ------------
  Property, Plant and Equipment, Net              146,526      141,728
  Investments in Unconsolidated Joint Ventures     25,482       26,629
   Deferred Income Taxes                            9,237        4,828
  Pension Asset                                       974          974
  Goodwill                                         10,131       10,656
  Other Intangible Assets                             226          454
  Asbestos-Related Insurance Receivables           18,503       18,503
  Other Assets                                      5,053        4,576
                                                 -------- ------------
      Total Assets                               $444,188     $480,902
                                                 -------- ------------
Liabilities and Shareholders' Equity
  Current Liabilities:
    Accounts Payable                             $ 16,459     $ 25,715
    Accrued Employee Benefits and Compensation     17,078       27,322
    Accrued Income Taxes Payable                    6,989        9,970
    Asbestos-Related Liabilities                    4,244        4,244
    Other Current Liabilities                      16,426       14,892
                                                 -------- ------------
      Total Current Liabilities                    61,196       82,143
                                                 -------- ------------
  Noncurrent Pension Liability                     11,698       11,698
  Noncurrent Retiree Health Care and Life
   Insurance Benefits
                                                   10,021       10,021
   Asbestos-Related Liabilities                    18,694       18,694
  Other Long-Term Liabilities                       1,068        1,169
  Shareholders' Equity                            341,511      357,177
                                                 -------- ------------
      Total Liabilities and Shareholders' Equity $444,188     $480,902
                                                 -------- ------------


              (Reconciliation of Non-GAAP Figures Follow)



Reconciliation of Second Quarter 2007 Non-GAAP Earnings per Diluted
 Share
----------------------------------------------------------------------

GAAP Loss per Diluted Share                                    $(0.26)
Plus: Restructuring and Impairment Charges per Diluted Share      0.47
----------------------------------------------------------------------
       Non-GAAP Earnings per Diluted Share                       $0.21




Reconciliation of Second Quarter 2006 Non-GAAP Earnings per Diluted
 Share
----------------------------------------------------------------------

GAAP Income per Diluted Share                                    $0.23
Plus: Non-cash Impairment Charge per Diluted Share                0.52
----------------------------------------------------------------------
       Non-GAAP Earnings per Diluted Share                       $0.75


    Notes to our Non-GAAP Financial measures:

    Rogers believes that net income from continuing operations and diluted earnings per share, excluding the effect of any restructuring and impairment charges, is a measure that should be presented in addition to income determined in accordance with generally accepted accounting principles (GAAP) and is useful to investors. The following matters should be considered when evaluating these non-GAAP financial measures:

    -- Rogers reviews the operating results of its businesses excluding the impact of any restructuring and impairment charges because it provides an additional basis of comparison. We believe that these events are unusual in nature, and would not be indicative of ongoing operating results. As a result, management believes such charges should be excluded in order to compare past, current and future periods.

    -- Restructuring and impairment charges principally represent adjustments to the carrying value of certain assets and do not typically require a cash payment.

    -- Restructuring and impairment charges are typically material and are considered to be outside the normal operations of a business. Corporate management is responsible for making decisions about such charges.


    CONTACT: Rogers Corporation
             William J. Tryon, 860-779-4037
             william.tryon@rogerscorporation.com